Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

(_________________ Division)

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of _________________, is between CULP, INC., a North Carolina corporation (the “Corporation”), and ____________________ (“Recipient”).

Background Statement

The Corporation desires to grant to Recipient Restricted Stock Units (the “Units”) pursuant to the Culp, Inc. 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

STATEMENT OF AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Grant of Units.  The Corporation hereby grants to Recipient _________ Units.  Each Unit shall entitle Recipient to receive, upon vesting thereof in accordance with this Agreement and the Plan, up to two (2) shares of common stock, par value $0.05 per share, of the Corporation (“Common Stock”).  Except as permitted by the Plan, the Units may not be assigned, pledged, hypothecated or transferred in any manner.  Recipient shall not have, with respect to any Units, any rights of a shareholder of the Corporation, including without limitation any right to vote as a shareholder of the Corporation or any right to receive distributions from the Corporation in respect of the Units.

Section 2. Vesting.  Except as may otherwise be provided in the Plan or this Agreement, the Units shall vest in the amounts set forth below, depending upon the Cumulative Operating Income of the [Corporation/Division], as follows:

Level	Cumulative Operating Income	Number of Shares Vested

Below Target	Below $___________	0
Target	$_________________	______
Superior	$_________________	______
Maximum	$_________________	______

For Cumulative Operating Income amounts that are between the levels shown above, a pro rata number of shares will vest, calculated on a straight line basis.

Notwithstanding the foregoing, all unvested Units (and the number of shares at the Target level set forth above) shall immediately vest upon (a) the occurrence of a Change of Control or (b) the termination by the Corporation of the employment of Recipient without Cause or by reason of the death or Disability of Recipient.

Section 3. Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Cause” shall mean (i) the commission by Recipient of a felony (or crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Recipient of funds or other assets of the Corporation or its Subsidiaries or any other act of fraud with respect to the Corporation or its Subsidiaries (including without limitation the acceptance of bribes or kickbacks or other acts of self dealing); (iii) intentional, grossly negligent or unlawful misconduct by Recipient that causes significant harm to the Corporation or its Subsidiaries; or (iv) repeated instances of intoxication with alcohol or drugs while conducting business during regular business hours.

“Change of Control” shall have the meaning given to such term in the Plan.  In addition, for an award that vests according to Cumulative Operating Income of a Division, “Change of Control”  shall be deemed to have occurred upon consummation of a sale of all or substantially all of the assets of the Division by the Corporation to an unaffiliated third party.

“Cumulative Operating Income” shall mean the total Operating Income of the [Corporation/Division], excluding extraordinary and non-recurring items including restructuring and related charges, goodwill or fixed asset impairment charges, prepayment fees on debt, other extraordinary charges or credits, and the effects of acquisitions, for the three fiscal years beginning __________________ and ending __________________.

“Disability” shall have the meaning given to such term in the primary disability benefit plan of the Corporation in which Recipient participates.  In the absence of any such plan, “Disability” shall mean any physical or mental impairment that renders Recipient unable to perform the essential functions of his job with the Corporation and its Subsidiaries for a period of at least 120 days, either with or without reasonable accommodation.  At the Corporation’s request, Recipient shall submit to an examination by a duly licensed physician who is mutually acceptable to the Corporation and Recipient for the purpose of ascertaining the existence of a Disability, and shall authorize the physician to release the results of Recipient’s examination to the Corporation.

[“Division” shall mean the Corporation’s _______________ division.]

“Operating Income” shall mean operating income as calculated and disclosed on the Corporation’s financial statements for the fiscal years in question.

Section 4. Settlement.

(a) As soon as reasonably practicable following a determination by the Corporation that all or part of the Units have vested pursuant to the terms of this Agreement, the Corporation shall issue as provided in 4(b) below, shares of Common Stock with respect to all such Units that have vested.  Such shares of Common Stock shall not be treated as issued and outstanding until such shares have been issued by the Corporation in accordance with all applicable laws and the Corporation’s bylaws and articles of incorporation.  Any certificate(s) evidencing shares of Common Stock shall bear such legends as the Corporation shall determine to be necessary to comply with all laws, including all applicable federal and state securities laws.  All such shares of Common Stock issued pursuant to this Agreement shall be fully paid and nonassessable.

(b) Such shares shall be issued as follows:

(i) _________% of such shares (rounded to the nearest whole share) shall be issued directly to the Recipient; and

(ii) _________% of such shares (rounded to the nearest whole share) to Recipient’s Account under the Culp, Inc. Deferred Compensation Plan for Certain Key Employees (“Deferred Compensation Plan”), to be held and administered in accordance with the terms and conditions of the Deferred Compensation Plan and such other terms and conditions as the Corporation may establish in order to comply with legal requirements or otherwise.  Recipient understands and agrees that Recipient must also enter this election in the enrollment website for the Deferred Compensation Plan, in accordance with the terms of such plan.  If such election is not so entered by Recipient within 30 days from the date of this Agreement, the deferral election in this subparagraph (ii) will be null and void, and 100% of the shares of Common Stock to be distributed hereunder will be issued directly to Recipient upon vesting under subparagraph (i) above, notwithstanding the percentage shown in subparagraph (i).

Section 5. Forfeiture.  All Units that do not vest pursuant to Section 2 shall automatically be cancelled and forfeited by Recipient effective as of the earlier to occur of (a) the first day of the Corporation’s ______ fiscal year (to the extent that Cumulative Operating Income for the [Corporation/Division] is not sufficient to cause such Units to vest pursuant to the terms of this Agreement), (b) the termination by Recipient of his employment with the Corporation or its Subsidiaries for any reason or (c) the termination by the Corporation of Recipient’s employment with the Corporation or its Subsidiaries for Cause (each such event being referred to herein as a “Forfeiture Event”).  Upon the occurrence of a Forfeiture Event, all unvested Units shall automatically, without further action by the Corporation or Recipient, be cancelled and forfeited.

Section 6. Tax Matters.

(a) Recipient shall promptly pay to the Corporation all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of any Units and the issuance of shares of Common Stock in respect thereof.  Subject to the approval of the Committee, Recipient may elect to satisfy this obligation by having the Corporation withhold shares of Common Stock that would otherwise be issued to Recipient with respect to any Units that have vested, which shares of Common Stock shall have a Fair Market Value (as of the date that the amount of the withholding requirement is to be determined) equal to the amount of such withholding requirement.  If Recipient fails to make such payments as required (whether in cash or having shares of Common Stock withheld), the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Recipient all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of Units and the issuance of shares of Common Stock in respect thereof.

(b) Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if Recipient is entitled under any agreement or arrangement (including, without limitation, this Agreement) to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) but for the operation of this sentence, then the amount of all such payments shall be reduced, as determined by the Corporation, to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Recipient that are contingent on a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, not to exceed 2.99 times Recipient’s “base amount,” all within the meaning of Section 280G of the Code and the regulations promulgated thereunder.  The parties intend for the immediately preceding sentence to be interpreted and applied so as to prevent Recipient from receiving, with respect to a Change of Control, an excess parachute payment within the meaning of Section 280G of the Code.

Section 7. Clawback.  If the Corporation’s reported financial or operating results become subject to a material negative restatement, the Compensation Committee (the “Committee”) of the Corporation’s board of directors may require the Recipient to pay to the Corporation an amount corresponding to each award to the Recipient under this Agreement, or otherwise return such Units or Common Stock, that the Committee determines would not have been vested or paid if the Corporation’s results as originally published had been equal to the Corporation’s results as subsequently restated; provided that any requirement or claim under this Section must be made, if at all, within five years after the date the amount claimed was originally vested or paid, whichever is later.

In the alternative, the Committee may require Recipient to repay or return compensation awarded hereunder pursuant to such rules as may be adopted from time to time pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent applicable.  By acceptance of any award or Units hereunder, Recipient expressly acknowledges and agrees that any and all Units or Common Stock, as well as the equivalent cash value thereof with respect to any and all such Units or Common Stock, that have become vested, exercised, free of restriction or otherwise released to and/or monetized by or for the benefit of the Recipient or any transferee or assignee thereof (collectively, the “Award-Equivalent Value”), are and will be fully subject to the terms of any policy regarding repayment, recoupment or clawback of compensation now or hereafter adopted by the Corporation in response to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, rulemaking of the Securities and Exchange Commission or otherwise.  Recipient acknowledges and agrees that any such policy will apply to any and all Units or Common Stock, and Award-Equivalent Value in accordance with its terms, whether retroactively or prospectively, and agrees to cooperate fully with the Corporation to facilitate the recovery of any Units or Common Stock and/or Award-Equivalent Value that the Committee determines in its sole discretion is required to be recovered pursuant to the terms of such policy.

The obligations of Recipient to make payments or return Common Stock under this Section are independent of any involvement by such Recipient in events that led to the restatement.  The provisions of this Section are in addition to, not in lieu of, any remedies that the Corporation may have against any persons whose misconduct caused or contributed to a need to restate the Corporation’s reported results.

Section 8. Miscellaneous.

(a) Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

(b) Entire Agreement; Amendment and Waiver.  This Agreement and the Units granted hereunder shall be subject to the terms of the Plan, which hereby is incorporated into this Agreement as though set forth in full herein.  Recipient hereby acknowledges receipt of a copy of the Plan.  This Agreement and the Plan reflect the entire agreement between the parties hereto and supersede any prior or contemporaneous written or oral understanding or agreement regarding the subject matter hereof.  This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c) Assignment; Binding Effect.  This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(d) No Right to Employment.  Nothing in this Agreement shall confer on Recipient any right to continue in the employ of the Corporation or any of its Subsidiaries.

(e) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic device shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic device shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart of this Agreement shall not affect the validity, enforceability and binding effect of this Agreement.

(f) Notices.  Any notice hereunder to the Corporation shall be addressed to the Corporation’s principal executive office, Attention: Compensation Committee, and any notice hereunder to Recipient shall be addressed to Recipient at his last address in the records of the Corporation, subject to the right of either party to designate at any time hereafter in writing a different address.  Any notice shall be deemed to have been given when delivered personally, one (1) day after dispatch if sent by reputable overnight courier, fees prepaid, or three (3) days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

(g) Effectiveness.  This agreement and the award of compensation and shares provided for hereunder are contingent upon the approval of the Plan by the shareholders of the Corporation at the Corporation’s annual meeting of shareholders to be held September 16, 2015.  If not so approved, this agreement and the Units granted hereunder shall be null and void.

[Signature page is the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the ___ day of _______________.

CULP, INC.,
a North Carolina corporation

By:
Name:
Title:

RECIPIENT